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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number 0-17490

                              IN HOME HEALTH, INC.

 ...............................................................................
             (Exact name of registrant as specified in its charter)

                         601 CARLSON PARKWAY, SUITE 500
                        MINNETONKA, MINNESOTA 55305-5214
                                 (952) 449-7500
 ...............................................................................
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           SHARES OF COMMON STOCK, PAR VALUE $.03 PER SHARE ("SHARES")
 ...............................................................................
            (Title of each class of securities covered by this Form)

                                      NONE
 ...............................................................................
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]              Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]              Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date:

     One holder of Shares.

     Pursuant to the requirements of the Securities Exchange Act of 1934 In Home Health, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      IN HOME HEALTH, INC.

DATE:  December 28, 2000              BY:   /s/ R Jeffrey Bixler
                                         -----------------------------------
                                         Name:  R Jeffrey Bixler
                                         Title: Vice President, General Counsel
                                                and Secretary